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                                                                     EXHIBIT 5.1


                                           Business Objects S.A.
                                           European Headquarters
                                           1 Square Chaptal
                                           92309 Levallois-Perret
                                           France


                                           September 26, 1997



Ladies and Gentlemen:

             In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 170,000 ordinary shares (the "Shares"), nominal value one French franc per ordinary share, of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

       i. a certified copy of the text of the fifteenth resolution of the meeting of the shareholders of the Company held on June 19, 1997,
             (a) deciding inter alia the issue of 100,000 ordinary new shares and reservation of subscription to said shares to the benefit of the salaried employees of the Company having adhered or to adhere to the Savings Plans and (b) determining the subscription price to said shares;

       ii. a certified copy of the results of the vote at such meeting for the fifteenth resolution established by Banque Paribas;

       iii. a certified copy of the seventeenth resolution of the meeting of the shareholders of the Company held on June 19, 1997 (a) deciding inter alia the issue of 70,000 ordinary new shares pursuant to the 1995 International Employee Stock Purchase Plan and reservation of subscription to said shares to the benefit of Business Objects SA Employee Benefits Trust and (b) determining the subscription price to said shares;

       iv. a certified copy of the results of the vote at such meeting for the sixteenth and seventeenth resolutions established by Banque Paribas;
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       v.    the up-dated by-laws ("statuts") of the Company dated as of June
             19, 1997 (the "Statuts");

       vi. a certified copy of the 1995 International Employee Stock Purchase Plan Amended,

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

             In the context of such examination we have assumed:

           (a) that the definitive terms and conditions of the 1995 International Employee Stock Purchase Plan Amended and the 1995 French Employee Savings Plan (together the "1995 Employee Plans") have been determined respectively in accordance with the terms of the resolutions of the meeting of the shareholders of the Company held on June 21, 1995 and June 13, 1996, the Statuts and the applicable law;

           (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;

           (c) that the Beneficiaries to the benefit of whom the Shares will be issued pursuant to the 1995 International Employee Stock Purchase Plan Amended will have validly adhered to the terms and conditions of said Plan;

           (d) that the Beneficiaries to the benefit of whom the Shares will be issued pursuant to the 1995 French Employee Savings Plan will have validly adhered to the terms and conditions of said Plan; and

           (e) that the definitive terms and conditions of the issue of the Shares, including the issue price, will have been determined by the board of directors in accordance with the terms of the shareholders' authorizations granted at the meeting of the shareholders of the Company referred to in paragraphs (i) and
                   (iii) above.

             Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued pursuant to the implementation of either of the 1995 Employee Plans, to the extent they are issued in compliance with the provisions of the relevant 1995 Employees Plans, the Statuts and the then applicable law, and are fully paid up in accordance with the provisions of the relevant 1995 Employees Plans, will be validly issued, fully paid up and nonassessable.
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             The foregoing opinion is limited to the laws of the Republic of
France, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

             We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


             Very truly yours,




         Olivier Edwards                                      Patrick Bonvarlet